University General Health System Announces Acquisition of Facilities Management Company

Acquisition of Sybaris Group to Increase Revenue by Over $5 Million Annually

HOUSTON, TX -- (Marketwire - February 02, 2012) - University General Health System, Inc. (OTCQB: UGHS) (PINKSHEETS: UGHS), a diversified, integrated multi-specialty health delivery system, today announced that it has finalized the acquisition of Sybaris Group, LLC, a luxury hospitality service provider and facilities management company headquartered in Houston, Texas.

Sybaris Group, LLC provides environmental, food and nutrition, and facilities management services to twelve clients in the Houston metropolitan area, including University General Hospital. Sybaris, with nearly 100 employees, achieved almost $5.5 million in revenues and an estimated EBITDA of $500,000 in the year ended December 31, 2011. The acquisition, for 5 million shares of UGHS common stock, will increase University General Health Systems' shareholders' equity by approximately $1.5 million.

"The acquisition of Sybaris by University General Health System will allow us to grow more rapidly and leverage the scalability of our business model," stated Diron Blackburn, President and Chief Executive Officer of Sybaris Group, LLC. "We are delighted to join the UGHS team, as we are mutually committed to the expansion of the regional health delivery system."

"The quality of services provided by Sybaris will contribute to the success of our growth strategy, allow us to continue providing concierge-level services to our patients and physicians as we expand into new markets, and contribute to our bottom line, which is of paramount interest to our shareholders," observed Hassan Chahadeh, M.D., Chairman and Chief Executive Officer of University General Health System, Inc. "We expect the acquisition to increase our EBITDA by more than $1.0 million annually. Sybaris will contribute to our integrated, diversified model, and we are delighted to have Mr. Blackburn and his quality management team join our Company."

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician- and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one hospital, two free-standing emergency rooms, and one ambulatory surgical center in the Houston area. University General also owns three senior living facilities and manages six senior living facilities, and it plans to complete additional acquisitions in 2012 and future years in Houston and other markets.

The Company is headquartered in Houston, Texas, and its common stock is listed on the OTCQB Exchange under the symbol "UGHS."

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

Donald Sapaugh
President
University General Health System, Inc.
(713) 375-7557

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(800) 377-9893

Michael Porter
Investor Relations
Porter, LeVay & Rose, Inc
(212) 564-4700